UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

Laidlaw International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Set forth below is a copy of a list of frequently asked questions for participants in certain equity plans of Laidlaw International, Inc. on February 9, 2007.
To: participants in Deferred stock, Stock options or VAR plans
Additional FAQs regarding equity plans
1. Are my equity holdings (stock, stock options or VARs) affected by the announcement today?
No. Until the deal closes, there is no impact on equity holdings.
2. Between now and closing, will my shares continue to vest?
Yes. Options and deferred shares will vest according to the vesting schedules associated with each grant.
3. Is there anything I need to do right now?
No. Closing is expected to take several months, as shareholder and regulatory approvals are required.
4. Is the Company able to make any new equity grants?
No. Not as long as there is a deal pending.
5. What happens after the closing date?
Closing of this transaction will constitute a “Change of Control”. Under the terms of all equity plans and value appreciation rights, all unvested stock, stock options or VARs will immediately vest.
6. If the deal closes, will the value of my deferred stock or stock options be based on the offer price of $35.25?
At closing, your shares will be valued based upon the same price other shareholders receive.
7. How will VARs which vest at closing be valued?
According to the VAR plan, the value of unvested VARs will be calculated based on the value of each business unit as calculated in accordance with the VAR Plan and the relevant award document, over the twelve months prior to closing, compared to the business unit value at grant date. The “EBITDA multiple” in the calculation will be the multiple at closing. The increase in the value will be used to determine the unit value of each VAR.
8. What are the tax implications to me?
Upon closing, all unvested deferred shares, stock options and VARs will vest and the cash received will be immediately taxable to the executive.
9. Can I continue to exercise vested stock options?
Until the time that Laidlaw files its definitive proxy statement, no employee should buy or sell Laidlaw stock. Following the filing of our proxy statement, you may not trade in Laidlaw stock if you have material, inside information not available to the general public. If you are a “covered employee” under the Laidlaw Securities Trading Policy, you may only trade during specified “window periods”. Please check with the Legal department if you have any questions before you buy or sell Laidlaw stock.
Additional Information and Where to Find It
In connection with the proposed merger and required stockholder approval, Laidlaw International will file with the U.S. Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to Laidlaw’s stockholders. Laidlaw’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the above-described transactions and Laidlaw. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Laidlaw by going to Laidlaw’s Investors page on its corporate website at www.laidlaw.com or by directing a request to Laidlaw International, 55 Shuman Boulevard, Naperville, IL, 60563. Attention: Investor Relations.
Laidlaw and FirstGroup and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Laidlaw in connection with the above-described transactions. Information about Laidlaw and its directors and officers can be found in Laidlaw’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Information about FirstGroup and its directors and officers can be found in FirstGroup’s Annual Reports available on FirstGroup’s Investor Centre page on its corporate website at www.firstgroup.com. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.